Exhibit 23.4

CONSENT LETTER

May 28, 2026

To:	U Power Limited
2F, Zuoan 88 A, Lujiazui,
Shanghai, People’s Republic of China

Dear Sir/Madam,

We consent to the reference to our firm in U Power Limited’s registration statement on Form F-3 (together with any future amendments or supplements thereto, the “Registration Statement”), which is filed with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Guantao Law Firm
Guantao Law Firm